UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2018

CAREDX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36536	94-3316839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of Principal Executive Offices) (Zip Code)

(415) 287-2300

Registrant’s telephone number, including area code

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2018, the board of directors (the “Board”) of CareDx, Inc. (the “Company”) appointed Amy Abernethy, M.D., Ph.D. as a Class I director of the Company. Dr. Abernethy’s service on the Board will commence on July 1, 2018. Dr. Abernethy will serve as a member of the Science and Technology Committee of the Board and the Nominating and Corporate Governance Committee of the Board.

Dr. Abernethy has served as chief medical officer and senior vice president of oncology at Flatiron Health, Inc., a healthcare technology company, or Flatiron, since July 2014. Before joining Flatiron, she was a professor of medicine in the Duke University School of Medicine from November 2008 to July 2015 and ran the Center for Learning Health Care in the Duke Clinical Research Institute from March 2012 to July 2015. She was also director of the Duke Cancer Care Research Program in the Duke Cancer Institute between 2008 and 2015. She also holds the title of adjunct professor of medicine in the Duke University School of Medicine, and previously held a number of progressive faculty and clinical roles at Duke University and Flinders University of South Australia. Dr. Abernethy received her B.A. in biochemistry from the University of Pennsylvania and her M.D. from the Duke University School of Medicine. She also received a Ph.D. from Flinders University of South Australia. Dr. Abernethy serves on the Board of Directors of athenahealth, Inc., a software platform company offering medical practice automation and claims management services.

As a non-employee director, Dr. Abernethy will be entitled to receive cash compensation and nondiscretionary, automatic grants of non-statutory stock options and restricted stock units and standard annual retainers for membership on the Board and the committees of the Board, as follows: an annual cash retainer of $35,000 for her service on the Board and an annual retainer of $5,000 for her service on the Nominating and Corporate Governance Committee and $5,000 for her service on the Science and Technology Committee, in each case paid on a quarterly basis; an initial stock option to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which option will vest on a monthly basis over three years; and an award of 10,000 restricted stock units, which will vest in three equal, annual installments beginning with the first annual anniversary from the date of grant. In addition, under the Company’s current outside director compensation policy, on the first business day after each annual meeting of our stockholders, as a non-employee director, Dr. Abernethy will be automatically granted an option to purchase an additional 15,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant and an award of 5,000 RSUs.

The Company also entered into an indemnification agreement with Dr. Abernethy in the same form as its standard form of indemnity agreement with its other directors.

There are no family relationships between Dr. Abernethy and any director or executive officer of the Company and she was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Abernethy has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

On June 28, 2018, the Company issued a press release announcing the appointment of Dr. Abernethy to the Board. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated June 28, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREDX, INC.

Date: June 28, 2018	By:	/s/ Michael Bell
Michael Bell
Chief Financial Officer